[Aetna letterhead]                              151 Farmington Avenue
[Aetna logo]                                    Hartford, CT  06156

                                                Julie E. Rockmore
                                                Counsel
                                                ARS Law, TS31
August 2, 1999                                  (860) 273-4686
                                                Fax:  (860) 273-9407

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:    Aetna Life Insurance and Annuity Company
       Registration Statement on Form S-2
       Prospectus Title:  ALIAC Guaranteed Account
       File No.: 333-______________

Dear Sirs:

As counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the ALIAC Guaranteed Account (the "Guaranteed Account"), a guaranteed interest option available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with this opinion, I or those for whom I have supervisory responsibility, have reviewed the Registration Statement on Form S-2 for the Guaranteed Account, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Guaranteed Account are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Julie E. Rockmore
    Julie E. Rockmore
    Counsel
    Aetna Life Insurance and Annuity Company